PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins Jr.
Senior Vice President, Investor Relations	Senior Vice President, External Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 769-7859

AMERIGROUP Reports Q4 Net Income of $37.3 Million or $0.70 Per Diluted Share

Reiterates Full-Year 2009 Outlook

VIRGINIA BEACH, Va. (February 19, 2009) – AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the fourth quarter of 2008 increased 20.0% to $37.3 million, or $0.70 per diluted share, versus net income of $31.1 million, or $0.57 per diluted share, for the fourth quarter of 2007.

For the year ended December 31, 2008, the Company’s net loss was $50.7 million, or $0.96 per diluted share, including the impact of a one-time litigation charge of $234.2 million, or $199.6 million net of the related tax benefit.  Excluding the impact of this charge, full-year 2008 net income would have been $149.0 million, or $2.77 per diluted share.  For the full-year 2007, the Company reported net income of $116.5 million, or $2.16 per diluted share.  A reconciliation of this non-GAAP financial measure to GAAP is included on page 11 of this release.

The Company also reiterated its previously issued 2009 annual guidance of $2.50 to $2.65 per diluted share, which includes the impact of the change in the accounting treatment for convertible debt and a decline in investment income due to lower yields on fixed income investments.

Fourth Quarter and Other Highlights include:
•	Fourth quarter total revenues were $1.2 billion; a 9.1% increase over the fourth quarter of 2007 and a 4.6% increase sequentially.
•	Health benefits ratio was 81.4% of premium revenues.
•	Selling, general and administrative expense ratio was 13.1% of total revenue.
•	Cash flow from operations was $103.7 million for the three months ended December 31, 2008.
•	Medical claims payable as of December 31, 2008 totaled $536.1 million compared to $528.0 million as of September 30, 2008.
•	Days in claims payable was 52, compared to 55 days in the previous quarter.
•	The Company reiterated 2009 annual earnings guidance of $2.50 to $2.65 per diluted share.
•
The AMERIGROUP Public Policy Institute, an initiative jointly sponsored by AMERIGROUP Corporation and the AMERIGROUP Foundation, was established in January 2009 to increase awareness of issues relating to public healthcare programs that serve people who are financially vulnerable, who have disabilities or who are elderly and frail.

•	On February 1, 2009, the Company began serving approximately 50,000 members in Nevada’s Medicaid and Children’s Health Insurance (CHIP) programs.
•	The Company’s stock repurchase program was increased by three million shares.

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February 19, 2009

“At a time of considerable change and uncertainty for our Nation’s economy and our healthcare system, AMERIGROUP continues to operate effectively and efficiently,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer.  “During the fourth quarter, our innovative new program in New Mexico for people with extensive healthcare needs continued to grow.  And throughout our Company, we acted carefully and prudently to help our government partners conserve scarce resources and manage their programs wisely.

“Medicaid plays an especially important role in our healthcare system in tough economic times, and we are pleased that the President and Congress are acting to ensure that adequate funds are available to support the program.  AMERIGROUP has been addressing the needs of financially vulnerable citizens enrolled in Medicaid for 15 years, and we believe that our knowledge and experience have never been more valuable.  We look forward to helping our State partners meet the healthcare and financial challenges they face in 2009.”

Premium Revenues
Premium revenues for the fourth quarter of 2008 increased 10.3% to $1.2 billion compared to $1.1 billion in the fourth quarter of 2007.  Sequentially, premium revenues increased $56.2 million, or 5.1%, compared with the third quarter of 2008.  The sequential increase primarily reflects the first full quarter of operations in New Mexico and the impact of rate increases in Georgia and Texas.

For the year ended December 31, 2008, premium revenues increased 14.8% to $4.4 billion from $3.9 billion for the year ended December 31, 2007.

Investment Income and Other Revenues
Fourth quarter investment income and other revenues were $12.7 million compared to $23.7 million in the fourth quarter of 2007.  Sequentially, investment income and other revenues decreased $4.9 million, or 28.0%, from the third quarter of 2008, due to the conclusion of the West Tennessee Administrative Services Only business on October 31, 2008 and a decrease in investment yields.

Health Benefits
Health benefits as a percent of premium revenues were 81.4% for the fourth quarter of 2008 versus 82.9% in the fourth quarter of 2007, and compared to 80.1% in the third quarter of 2008.  The fourth quarter 2008 health benefits ratio reflects favorable medical cost performance during the quarter, with the majority of health plans, including Tennessee, exceeding expectations.  The health benefits ratio was also impacted by favorable reserve development, primarily in Texas.

For the full-year 2008, the health benefits ratio was 81.4% compared to 83.1% for the full-year 2007.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 13.1% of total revenues for the fourth quarter of 2008, unchanged from the fourth quarter of 2007, and compared to 14.4% of total revenues in the third quarter of 2008.  Selling, general and administrative expenses for the fourth quarter of 2008 remained elevated due to an increased accrual for experience rebate in Texas associated with favorable results in that market.

For the full-year 2008, the selling, general and administrative expense ratio was 13.5% compared with 12.6% for the full-year 2007.

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February 19, 2009

Balance Sheet and Cash Flow Highlights
Cash and investments at December 31, 2008 totaled $1.4 billion.  Unregulated and unrestricted cash and investments were $309.8 million, an increase of $26.9 million when compared to September 30, 2008.

Medical claims payable as of December 31, 2008 totaled $536.1 million compared to $528.0 million as of September 30, 2008.  Days in claims payable represented 52 days of health benefits expense, which is in-line with the expected range of 45 to 55 days.  Days in claims payable was 55 days as of September 30, 2008.

Cash flow provided by operations totaled $103.7 million for the three months ended December 31, 2008, representing 2.8 times quarterly net income, and was $74.3 million for the full year compared to $350.7 million in the prior year.  Excluding the litigation settlement, cash flow provided by operations was $273.9 million for the full year, representing 1.8 times adjusted net income.  A reconciliation of this non-GAAP financial measure to GAAP is included on page 12 of this release.

Share Repurchase
On February 11, 2009, the Company’s Board of Directors approved a three million share increase to the ongoing stock repurchase program, which was initially authorized on February 12, 2008.  During the fourth quarter, the Company repurchased approximately 320,000 shares of its common stock for approximately $7.8 million.  For the year ended December 31, 2008, the Company repurchased approximately 1.2 million shares of its common stock under the program for approximately $30.6 million.

Stock repurchases have been made, and may continue to be made, from time to time in the open market or in privately negotiated transactions, and have been and will continue to be funded from unrestricted cash.  The Company has adopted and may adopt additional written plans pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 to affect the repurchase of a portion of shares authorized. The number of shares to be repurchased and the timing of the repurchases will be based on the level of available cash, limitations imposed by the Company’s credit agreement and other factors, including market conditions, the terms of any applicable Rule 10b5-1 plans and self-imposed blackout periods. There can be no assurances as to the exact number or aggregate value of shares repurchased. The repurchase program may be suspended or discontinued at any time or from time to time without prior notice.

2009 Income Statement Reclassifications
In 2009, the Company will make certain reclassifications to its income statement format. Beginning in the first quarter of 2009, the Company will remove the Texas experience rebate from selling, general and administrative expenses and include the amount as a reduction to premium revenue, as this amount is effectively a premium rebate to the State.  In addition, premium tax will be reported on a separate line following selling, general and administrative expenses and before depreciation and amortization.

“The reclassifications to our income statement in 2009 will serve to reduce variability on the selling, general and administrative expenses that we experience due to variation in the Texas experience rebate,” said James W. Truess, AMERIGROUP Chief Financial Officer.  “Additionally, by isolating premium tax, the remaining selling, general and administrative expenses are more reflective of core operating expenses and the ratio is not as significantly impacted by changing business volumes in states with high premium tax rates.  The change will have the effect of increasing the health benefits expense ratio and reducing the selling, general and administrative expense ratio.  We believe this presentation will be more useful to investors.”

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February 19, 2009

For comparability purposes the Company is providing the 2008 quarterly and full-year results and related ratios under this reclassification on page 13 of this release.

2009 Outlook
AMERIGROUP is reiterating its 2009 annual earnings guidance of $2.50 to $2.65 per diluted share.

“We are pleased with the performance that our business delivered during 2008 in this particularly challenging environment.  Our results reflect a net income margin of 3.3%, excluding the one-time litigation charge, which is toward the high end of our long-term margin expectation of 2.5% to 3.5%,” said Truess.

“In 2009, our guidance implies that the net income margin will moderate to the middle of our range.  We believe the moderation of expectations in 2009 is appropriate as 2008 was impacted by a range of one-time items that, on balance, favorably impacted EPS by approximately $0.11.  Additionally, our guidance reflects an expected reduction in investment income compared to 2008 as interest rates for the foreseeable future are anticipated to be below that of 2008, and we are planning for an increase in non-cash interest expense due to the change in accounting for our convertible notes.  Adjusted for these items, our EPS guidance implies underlying earnings growth in the upper single to low double-digit range.  We believe this is prudent as it is still early in the year, with important premium rate renewals yet to come.”

AMERIGROUP’s 2009 earnings guidance incorporates the income statement reclassifications discussed previously in this release and are predicated on the following assumptions among others:

		2008 Actual
	2009 Guidance	Reclassified [1]	2009 vs. 2008
Total revenues	$4,900M - $5,000M	$4,437.7M	Total revenues in 2009 reflect organic premium revenue growth in the 10-13% range.
Investment Income and Other	Below $29M	$71.4M	Decrease in investment income and other reflects the loss of the West Tennessee ASO revenue of approximately $20 million as well as a decrease in the yield on investments.
Health benefits expense ratio	Low 84% range	82.9%
Increase in HBR reflects the full-year impact of new market entries.  Additionally, the sequential comparison is impacted by the favorable prior period development experienced and retroactive premium rates received in 2008.

Selling, general & administrative expense ratio	Low-to-mid 8%	9.8%	Decrease is attributable to enhanced economies of scale and the loss of the West Tennessee ASO business; also 2008 was elevated due to market exit costs and variable compensation.
Fully diluted shares outstanding	Approximately 54M	53.7M

[1]  Reflects 2008 actual reclassified.  See description of reclassification on page 3.

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February 19, 2009

Lower yields on the fixed income portfolio are expected to decrease 2009 earnings by approximately $0.26 -$0.28 per diluted share compared to 2008.  In addition, the impact of the FASB Staff Position (FSP) APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), is expected to decrease earnings by approximately $0.12 per diluted share in 2009. This increase in non-cash interest expense associated with the accounting change is expected to be partially offset by lower outstanding debt and lower interest rates in 2009, bringing the net impact down to approximately $0.07 per diluted share.

Fourth Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s fourth quarter results on a conference call Thursday, February 19, 2009 at 8:30 a.m. Eastern Standard Time (EST).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 79795659.  The replay will be available shortly after the conclusion of the call until Thursday, February 26, at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.6 million people in Florida, Georgia, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2009 earnings which are subject to numerous factors, many of which are outside of our control, including our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and, timing of payments, the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets, our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2009 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

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February 19, 2009

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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February 19, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008(2)	2007

Revenues:
Premium	$1,161,917	$1,053,044	$4,444,623	$3,872,210
Investment income and other	12,687	23,686	71,383	73,320
Total revenues	1,174,604	1,076,730	4,516,006	3,945,530
Expenses:
Health benefits	946,095	873,165	3,618,261	3,216,070
Selling, general and administrative(1)	153,763	141,541	607,897	499,000
Litigation settlement	-	-	234,205	-
Depreciation and amortization	10,926	8,008	37,385	31,604
Interest	2,071	3,959	11,170	12,291
Total expenses	1,112,855	1,026,673	4,508,918	3,758,965
Income before income taxes	61,749	50,057	7,088	186,565
Income tax expense	24,400	18,935	57,750	70,115
Net income (loss)	$37,349	$31,122	$(50,662)	$116,450

Diluted net income (loss) per share	$0.70	$0.57	$(0.96)	$2.16

Weighted average number of common
shares and dilutive potential common
shares outstanding	53,345,226	54,299,050	52,816,674	53,845,829

(1) Includes premium tax of:	$25,706	$22,595	$93,757	$85,218
(2)  Page 11 provides non-GAAP year-end results excluding the litigation settlement.

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008		2007
Premium revenue	98.9%	97.8%	98.4%		98.1%
Investment income and other	1.1	2.2	1.6		1.9
Total revenues	100.0%	100.0%	100.0%		100.0%
Health benefits (1)	81.4%	82.9%	81.4%		83.1%
Selling, general and administrative expenses	13.1%	13.1%	13.5%		12.6%
Income before income taxes	5.3%	4.6%	0.2%		4.7%
Net income (loss)	3.2%	2.9%	(1.1	) %	3.0%

(1)	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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February 19, 2009

The following table sets forth the approximate number of our members we served in each state as of December 31, 2008 and 2007.  Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	December 31,
	2008	2007
Texas(1)	455,000	460,000
Florida	237,000	206,000
Georgia	206,000	211,000
Tennessee(2)	187,000	356,000
Maryland	169,000	152,000
New York	110,000	112,000
New Jersey	105,000	98,000
Ohio	58,000	54,000
Virginia	25,000	24,000
South Carolina	16,000	—
New Mexico	11,000	—
District of Columbia	—	38,000
Total	1,579,000	1,711,000

(1)	Membership includes approximately 13,000 members under an Administrative Services Only (ASO) contract in 2007.
(2)	Membership includes approximately 170,000 under an ASO contract in 2007. This contract was terminated on October 31, 2008.

The following table sets forth the approximate number of our members in each of our products as  of December 31, 2008 and 2007.  Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	December 31,
Product	2008	2007
TANF (Medicaid)(1)	1,057,000	1,179,000
SCHIP	291,000	268,000
ABD (Medicaid)(2)	182,000	216,000
FamilyCare (Medicaid)	40,000	43,000
Medicare Advantage	9,000	5,000
Total	1,579,000	1,711,000

(1)	Membership includes 129,000 members under an ASO contract in Tennessee in 2007. This contract was terminated on October 31, 2008.
(2)	Membership includes 41,000 members under ASO contracts in Tennessee and 13,000 ASO contract members in Texas in 2007.

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February 19, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$763,272	$487,614
Short-term investments	97,466	199,947
Restricted investments held as collateral	-	351,318
Premium receivables	86,595	82,940
Deferred income taxes	25,347	23,475
Prepaid expenses, provider and other receivables and other	42,281	82,914
Total current assets	1,014,961	1,228,208

Property, equipment and software, net	103,747	97,933
Goodwill and other intangible assets, net	250,205	263,009
Long-term investments, including investments on deposit for licensure	571,663	469,218
Deferred income taxes	9,298	12,075
Other long-term assets	15,091	18,178
	$1,964,965	$2,088,621

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$536,107	$541,173
Unearned revenue	82,588	55,937
Accounts payable	6,810	6,775
Accrued expenses and other	170,811	167,188
Current portion of long-term debt and capital leases	506	27,935
Total current liabilities	796,822	799,008

Long-term debt and capital leases	303,826	361,458
Other long-term liabilities	13,839	14,248
Total liabilities	1,114,487	1,174,714

Stockholders’ equity:
Common stock, $.01 par value	539	532
Additional paid-in capital, net of treasury stock	402,441	411,193
Accumulated other comprehensive loss	(4,022)	-
Retained earnings	451,520	502,182
Total stockholders’ equity	850,478	913,907
	$1,964,965	$2,088,621

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February 19, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Twelve months ended
	December 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(50,662)	$116,450
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	37,385	31,604
Loss on disposal of property, equipment and software	644	67
Deferred tax expense (benefit)	3,112	(2,204)
Compensation expense related to share-based payments	10,381	11,879
Impairment of goodwill	8,808	-
Other	(441)	-
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	(3,655)	(19,346)
Prepaid expenses, provider and other receivables and other
current assets	41,183	(18,499)
Other assets	788	(2,577)
Claims payable	(5,066)	155,969
Unearned revenue	26,651	29,821
Accounts payable, accrued expenses and other current liabilities	5,557	39,464
Other long-term liabilities	(409)	8,112
Net cash provided by operating activities	74,276	350,740

Cash flows from investing activities:
Release (purchase) of restricted investments held as collateral, net	351,318	(351,318)
Purchase of convertible note hedge instruments	-	(52,702)
Proceeds from sale of warrant instruments	-	25,662
(Purchase) proceeds from investment activity, net	(3,081)	19,875
Acquisition of contract rights and related assets	-	(11,733)
Purchase of investments on deposit for licensure, net	(5,493)	(20,974)
Purchase of property, equipment and software	(37,034)	(40,334)
Purchase price adjustment received	1,500	-
Net cash provided by (used in) investing activities	307,210	(431,524)

Cash flows from financing activities:
Proceeds from borrowings under credit facility and issuance of
convertible notes	-	611,318
Repayments of borrowings under credit facility	(84,028)	(222,293)
Payment of debt issuance costs	-	(11,732)
Payment of capital lease obligations	(368)	(842)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts and other, net	9,215	15,229
Treasury stock purchases	(30,647)	-
Net cash (used in) provided by financing activities	(105,828)	391,680
Net increase in cash and cash equivalents	275,658	310,896
Cash and cash equivalents at beginning of year	487,614	176,718
Cash and cash equivalents at end of year	$763,272	$487,614

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February 19, 2009

Reconciliation of Non-GAAP Financial Measures
Operating Results Excluding Litigation Settlement Charge for the Twelve Months Ended December 31, 2008

The following tables present (i) the Company’s Consolidated Operations for the twelve months ended December 31, 2008 and (ii) Condensed Consolidated Cashflows from Operations on a GAAP and non-GAAP basis.  Management believes that the presentation of certain financial information in this press release, excluding the litigation settlement charge that was recorded in the twelve months ended December 31, 2008, which is non-GAAP financial information, is useful to investors and improves the comparability of the Company’s ongoing operational results between periods.  This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	GAAP	Less: Impact	Adjusted
	Twelve months ended	of Litigation	Twelve months ended
	December 31, 2008	Settlement	December 31, 2008
Revenues:
Premium	$4,444,623	$-	$4,444,623
Investment income and other	71,383	-	71,383
Total revenues	4,516,006	-	4,516,006

Expenses:
Health benefits	3,618,261	-	3,618,261
Selling, general and administrative	607,897	-	607,897
Litigation settlement	234,205	234,205	-
Depreciation and amortization	37,385	-	37,385
Interest	11,170	-	11,170
Total expenses	4,508,918	234,205	4,274,713
Income (loss) before income taxes	7,088	(234,205)	241,293
Income tax expense (benefit)	57,750	(34,567)	92,317
Net (loss) income	$(50,662)	$(199,638)	$148,976

Basic net (loss) income per share	$(0.96)	$(3.78)	$2.82
Diluted net (loss) income per share	$(0.96)	$(3.73)	$2.77

Basic shares outstanding	52,816,674		52,816,674
Fully diluted shares outstanding	52,816,674		53,726,342

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February 19, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED OPERATING CASH FLOWS
(unaudited)

	GAAP	Less: Impact	Adjusted
	Twelve months ended	of Litigation	Twelve months ended
	December 31, 2008	Settlement	December 31, 2008
Cash flows from operating activities:
Net (loss) income	$(50,662)	$(199,638)	$148,976
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Depreciation and amortization	37,385	-	37,385
Loss on disposal of property, equipment and
software	644	-	644
Deferred tax expense	3,112	-	3,112
Compensation expense related to share-based
payments	10,381	-	10,381
Impairment of goodwill	8,808	-	8,808
Other	(441)		(441)
Changes in assets and liabilities increasing
(decreasing) cash flows from operations:
Premium receivables	(3,655)	-	(3,655)
Prepaid expenses, provider and other
receivables and other current assets	41,183	-	41,183
Other assets	788	-	788
Claims payable	(5,066)	-	(5,066)
Unearned revenue	26,651	-	26,651
Accounts payable, accrued expenses and
other current liabilities	5,557	-	5,557
Other long-term liabilities	(409)	-	(409)
Net cash (used in) provided by operating
activities	$74,276	$(199,638)	$273,914

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February 19, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
2008 FULL-YEAR AND QUARTERLY RECLASSIFICATION SCHEDULES [a]

	2008
	As Reported	Reclassified
Revenues:
Premium	$4,444,623	$4,366,359
Investment income and other	71,383	71,383
Total revenues	4,516,006	4,437,742
Expenses:
Health benefits	3,618,261	3,618,261
Selling, general and administrative	607,897	435,876
Premium taxes	-	93,757
Litigation settlement	234,205	234,205
Depreciation and amortization	37,385	37,385
Interest	11,170	11,170
Total expenses	4,508,918	4,430,654
Income before income taxes	7,088	7,088
Income tax expense	57,750	57,750
Net loss	$(50,662)	$(50,662)

Diluted net loss per share	$(0.96)	$(0.96)
Diluted net income per share less
impact of litigation settlement	$2.77	$2.77

Health benefits expense ratio	81.4%	82.9%
Selling, general and administrative expense ratio	13.5%	9.8%

	2008
	Q1 Reclassified	Q2 Reclassified	Q3 Reclassified	Q4 Reclassified
Revenues:
Premium	$1,050,004	$1,098,356	$1,080,367	$1,137,632
Investment income and other	22,609	18,463	17,624	12,687
Total revenues	1,072,613	1,116,819	1,097,991	1,150,319
Expenses:
Health benefits	874,921	911,471	885,774	946,095
Selling, general and administrative	106,742	113,140	112,222	103,772
Premium taxes	22,026	22,119	23,906	25,706
Litigation settlement	-	234,205	-	-
Depreciation and amortization	8,777	8,871	8,811	10,926
Interest	3,454	2,899	2,746	2,071
Total expenses	1,015,920	1,292,705	1,033,459	1,088,570
Income (loss) before income taxes	56,693	(175,886)	64,532	61,749
Income tax expense (benefit)	21,600	(13,347)	25,097	24,400
Net income (loss)	$35,093	$(162,539)	$39,435	$37,349

Diluted net income (loss) per share	$0.65	$(3.07)	$0.74	$0.70
Diluted net income per share less
impact of litigation settlement	$0.65	$0.68	$0.74	$0.71

Health benefits expense ratio	83.3%	83.0%	82.0%	83.2%
Selling, general and administrative expense ratio	10.0%	10.1%	10.2%	9.0%

[a] For an explanation of the 2008 Income Statement reclassifications, see page 3 of this release.

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